Exhibit 4.7

Execution Copy

COMMON SECURITIES CERTIFICATE

THIS CERTIFICATE IS NOT TRANSFERABLE EXCEPT TO THE

DEPOSITOR OR AN AFFILIATE OF THE DEPOSITOR IN COMPLIANCE

WITH APPLICABLE LAW AND SECTION 510 OF THE TRUST

AGREEMENT AND ONLY IN CONNECTION WITH A

SIMULTANEOUS DELEGATION AND ASSIGNMENT OF

THE EXPENSE AGREEMENT REFERRED TO THEREIN

Certificate Number	Number of Common Securities
C-1

Certificate Evidencing Common Securities

of

Air T Funding

10,000,000 Common Securities

(liquidation amount $2.50 per Common Security)

Air T Funding, a statutory trust formed under the laws of the State of Delaware (the “Issuer Trust”), hereby certifies that Air T, Inc,. a Delaware corporation (the “Holder”), is the registered owner of 10,000,000 common securities of the Issuer Trust representing common undivided beneficial interests in the assets of the Issuer Trust and designated the Air T Funding 8.0% Common Securities (liquidation amount $2.50 per Common Security) (the “Common Securities”). Except in accordance with Section 510 of the Trust Agreement (as defined below) the Common Securities are not transferable and any attempted transfer hereof other than in accordance therewith shall be void. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Securities are set forth in, and this certificate and the Common Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Issuer Trust, dated as of June 10, 2019, as the same may be amended from time to time (the “Trust Agreement”), among Air T, Inc., as Depositor, Delaware Trust Company, as Property Trustee and as Delaware Trustee, and the Administrative Trustees named therein, including the designation of the terms of the Common Securities as set forth therein. The Issuer Trust will furnish a copy of the Trust Agreement to the holder without charge upon written request to the Issuer Trust at its principal place of business or registered office.

Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

Terms used but not defined herein have the meanings set forth in the Trust Agreement.

IN WITNESS WHEREOF, one of the Administrative Trustees of the Issuer Trust has executed this certificate this 10th day of June, 2019.

AIR T Funding
By:	/s/ Mark Jundt
Name: Mark Jundt Administrative Trustee